Exhibit 99.1
FIRST M&F CORPORATION

December 30, 2011

Dear Shareholder:
As 2011 draws to a close, we all share many of the same observations and concerns. The economic recovery has been atypically slow and fragile, especially the real estate sector and the unemployment picture. The status of these two key elements of the economy has made the return to more normal performance metrics for the banking sector in general, and for First M&F in particular, difficult and halting. Having said that, the progress made since 2009 is real - both substantial and relevant.
The continued payment of your $.01 dividend continues to be the prudent action by the Board of Directors. The attitude of the capital markets is such that retaining internally generated capital, minimizing capital outflow, and deploying capital to support growth, reserves and credit remediation remains the proper course.
2011 reflects a continuation of an effective, albeit gradual and deliberate, strategy, well executed in a challenging environment. When earnings are released in January, followed by the 10-K, please notice the positive credit trends, offensive growth strategies, and operational adjustments, all of which will add value soon.
Thank you for your continued support and ownership of First M&F. We are in our 121st year. M&F has been invigorated by the loyalty of clients and shareholders and is committed to a future of growth and prosperity.
Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO